Exhibit 10.4

SECTION 409A COMPLIANCE AMENDMENT

TO

EMPLOYMENT AGREEMENT

WHEREAS, Legacy Reserves Services, Inc. (the “Employer”), Paul T. Horne (the “Employee”) and Legacy Reserves GP, LLC (the “Company”) entered into that certain Employment Agreement (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with Code Section 409A and regulations issued thereunder;

NOW, THEREFORE, the Agreement is hereby amended by this Section 409A Compliance Amendment thereto, effective as of the original effective date of the Agreement, as follows:

1.          Section 6.1 of the Agreement shall be amended and restated to provide as follows:

“6.1           Death.  If the Employee’s employment under this Agreement is terminated by reason of his death, the Employer will pay to the person or persons designated by the Employee for that purpose in a notice filed with the Employer, or, if no such person will have been so designated, to his estate, within thirty (30) days following the Termination Date, the amount of (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum, (b) any accrued but unpaid Bonus paid in a lump sum, (c) a pro rata portion of any Bonus for the fiscal year in which the Termination Date occurs, paid in a lump sum, determined by multiplying the Employee’s target Bonus for such period by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Termination Date and the denominator of which is 365 (“Pro Rata Bonus”), and (d) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum, and the Employer thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Related Parties and any payments or benefits required to be made or provided under applicable law.  Without limiting the generality of the foregoing, any rights the Employee’s beneficiary(ies) may have to the proceeds of any life insurance arrangement set forth in Section 4.3 will be in lieu of any special entitlement to severance pay or benefits upon the Employee’s death.”

2.          Section 6.2 of the Agreement shall be amended and restated to provide as follows:

          “6.2             Disability.  In the event of the Employee’s termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive his Base Salary and participate in applicable employee benefit plans or programs of the Related Parties (on an equivalent basis to Section 6.4(a)(iv) below) through the Termination Date, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Employee under any disability policy or program funded by any of the Related Parties, and will receive within thirty (30) days following the Termination Date (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum, (b) any accrued but unpaid Bonus paid in a lump sum, (c) the Employee’s Pro-Rata Bonus paid in a lump sum, and (d) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum, and the Employer thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Related Parties and any payments or benefits required to be made or provided under applicable law.”

3.          Section 6.3 of the Agreement shall be amended and restated to provide as follows:

“6.3             By the Employer for Cause or the Employee Without Good Reason.  If the Employee’s employment is terminated by the Employer for Cause, or if the Employee terminates his employment other than for Good Reason, the Employee will receive within thirty (30) days following the Termination Date (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum, (b) any accrued but unpaid Bonus paid in a lump sum, and (c) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum, and the Employer thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Related Parties and any payments or benefits required to be made or provided under applicable law.”

4.          Section 6.4(a)(i) of the Agreement shall be amended and restated to provide as follows:

“(i)             an amount equal to (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date, (b) any accrued but unpaid Bonus paid in a lump sum within thirty (30) days following the Termination Date, and (c) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date;”

5.          Section 6.4(a)(iii) of the Agreement shall be amended and restated to provide as follows:

“(iii)             a cash amount equal to the Employee’s Pro-Rata Bonus for the fiscal year in which the Termination Date occurs, paid in a lump sum within thirty (30) days following the Termination Date; and”

6.          Section 6.7(a) of the Agreement shall be amended and restated to provide as follows:

“(a)             subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such excise tax referred to in this Agreement as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Employee of all taxes, including any income tax or Excise Tax imposed on the Gross-Up Payment, the Employee retains an amount equal to the Payment before any Excise Tax is imposed.  Any Gross-Up Payment shall be due and payable to the Employee within thirty (30) days after remittance by the Employee of the Excise Tax to the Internal Revenue Service and the submission to the Company of appropriate documentation of such remittance as may be required by the Company.  To the extent Employee incurs any interest or penalties with respect to such Excise Tax (other than interest and penalties due to Employee’s failure to timely make any applicable election, file a tax return or pay taxes shown on his return) (the “Expenses”), then the Company shall reimburse Employee for such Expenses within thirty (30) days after Employee incurs such Expenses.  This reimbursement obligation shall remain in effect during the applicable statute of limitations applicable to any such Expenses, and the amount of Expenses eligible for reimbursement during any taxable year of Employee will not affect the amount of Expenses eligible for reimbursement in any other taxable year of Employee.  This right to reimbursement is not subject to liquidation or exchange for another benefit.  To the extent the reimbursement by the Company of any Expenses is taxable to Employee, such taxable amount shall be subject to a Gross-Up Payment by the Company as provided herein.”

7.          Section 7.8(b) of the Agreement shall be amended and restated to provide as follows:

“(b)             Right of Set-Off.  The Employee consents to a deduction from any amounts the Employer owes the Employee from time to time, to the extent permitted by Section 409A of the Code and the regulations thereunder or otherwise, (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Employee by the Employer), to the extent of the amounts the Employee owes the Employer under Section 7.8(a) above.  Whether or not the Employer elects to make any set-off in whole or in part, if the Employer does not recover by means of set-off the full amount the Employee owes, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Employer.  In the discretion of the Board, reasonable interest may be assessed on the amounts owed, calculated from the later of (i) the date the Employee engages in the prohibited activity and (ii) the applicable date of exercise, payment or delivery.”

8.          A new Section 6.8 shall be added to the Agreement to provide as follows:

“6.8             Section 409A Limits on Payments to Specified Employees.  Notwithstanding any other provision of the Agreement to the contrary, if Employee is a “specified employee,” as defined in Section 409A of the Code, except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of Employee’s “separation from service,” as defined in Section 409A of the Code, until the later of the date prescribed for payment in this Agreement and the 1st day of the 7th calendar month that begins after the date of Employee’s separation from service (or, if earlier, the date of death of Employee).  Any such benefit or payment payable pursuant to this Agreement within the period described in the immediately preceding sentence will accrue and will be payable in a lump sum cash payment, with interest at the prime rate as published in the Wall Street Journal, on the payment date set forth in the immediately preceding sentence.”

9.          Except as modified herein, the Agreement is specifically ratified and affirmed.

IN WITNESS WHEREOF, the Employer, the Company and the Employee have executed this Section 409A Compliance Amendment to the Agreement as of this 31st day of December, 2008, to be effective as herein provided.

LEGACY RESERVES SERVICES, INC.

By:	/s/ Steven H. Pruett
Steven H. Pruett
President and Chief Financial Officer

LEGACY RESERVES GP, LLC

By:	/s/ Steven H. Pruett
Steven H. Pruett
President and Chief Financial Officer

EMPLOYEE

By:	/s/ Paul T. Horne
Paul T. Horne